LAC PROFESSIONALS

TEL: 0803 806 2859, 0808 199 1590

Email: lawojobi@gmail.com

BIN: 2880743
TIN: 22669554-0001

51, Ayangburen Road,
Opposite Ayangburen Palace,
Ikorodu, Lagos.

Suit 33, Hill Top Plaza, Beside
UBEC Building, 13, Gwani Street, Zone 4,
Wuse, Abuja, FCT-Nigeria.

4 April, 2025

The Chairman (Audit Committee)
Givbux, Inc
2901 W Coast Hwy
Suite 140 Newport Beach,
Ca 92663

GIVBUX, INC
CONFIRMATION OF AUDITOR INDEPENDENCE FOR YEAR 2024

The purpose of this letter is to confirm our independence under the ethical requirements of the PCAOB rule 3520 and to affirm that we have met our professional and legal obligations in accordance with those requirements.

in compliance with Rule 3520; we hereby affirm to you that, as of the date of signing this letter, we are independent of Givbux, Inc.

we confirm our independence as follows under the provisions of the relevant rules that:

1. Our firm is not-
   a. An officer or servant of the company.
   b. A person who is a partner of or in the employment of an officer or servant of the company.
   c. A body corporate related to the Company

2. Our firm as identified will not hire, under the proposed consulting agreement, any employees of the Company. It shall also not hire near relative of employees of the company or any company who has a controlling proprietary relationship with or interest in the company. A near relative is defined as husband, wife, mother, father, daughter, son, sister brother, and step- relatives and in-laws in the same relationships.

3. Our firm will not hold a position or financial interest, either directly or indirectly, in a client; gives the right or responsibility to exert significant influence over the financial or accounting policies of a client.

4. We will not have personal or business relationships of immediate family, close relatives, partners or retired partners, either directly or indirectly, with a client.

5. Not economic dependence on the Company; nor provision of services other than the one disclosed in the audit engagement letter.

6. Will not provide any other services.

In accordance with the rule 3526, there is no relationships between our firm or any affiliates of the firm and the Company as of the date of the communication of this letter, that may reasonably be thought to bear on our independence.

We have prepared the following comments to facilitate our discussion with you regarding independence matters.

We are not aware of any relationships between the company and us that, in our professional judgment, may reasonably be thought to bear on our independence that occurred from the beginning of the accounting period and the date we are communicating this to you.

This report is intended solely for the use of the audit committee, and board of directors and others within the Company and should not be used for any other purposes.

Yours faithfully,
For: LAO PROFESSIONALS

Lateef Awojobi FCA
Managing Partner